Exhibit 1.1

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”) or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services Market Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

MIFID II product governance / Professional investors and ECPs only target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MIFIR product governance / Professional investors and ECPs only target market – Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

NO PROSPECTUS IS REQUIRED IN ACCORDANCE WITH REGULATION (EU) 2017/1129 FOR THE ISSUE OF NOTES DESCRIBED BELOW.

13 March 2023

Autoliv, Inc.

Legal entity identifier (LEI): A23RUXWKASG834LTMK28

Issue of €500,000,000 4.250 per cent. Notes due 15 March 2028

Guaranteed by Autoliv ASP, Inc.

under the €3,000,000,000

Euro Medium Term Note Programme

PART A – CONTRACTUAL TERMS

This document constitutes the Pricing Supplement for the Notes described herein. This document must be read in conjunction with the Base Listing Particulars dated 17 February 2023 (the “Base Listing Particulars”). Full information on the Issuer, the Guarantor and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement and the Base Listing Particulars. Copies of the Base Listing Particulars may be obtained during normal business hours at the Issuer’s registered office at Klarabergsviadukten 70, Section B7, 7th Floor, Box 70381, SE-111 64,

Stockholm, Sweden.

1.	(a)	Series Number:	2

	(b)	Tranche Number:	1

	(c)	Date on which the Notes will be consolidated and form a single Series:	Not Applicable

2.	Specified Currency or Currencies:		Euro (“€”)

3.	Aggregate Nominal Amount:

	(a)	Series:	€500,000,000

	(b)	Tranche:	€500,000,000

4.	Issue Price:		99.586% of the Aggregate Nominal Amount

5.	(a)	Specified Denominations:	€100,000 and integral multiples of €1,000 in excess

			thereof

	(b)	Calculation Amount (in relation to calculation of interest in global form see Conditions):	€1,000

6.	(a)	Issue Date:	15 March 2023

	(b)	Interest Commencement Date:	Issue Date

7.	Maturity Date:		15 March 2028

8.	Interest Basis:		4.250% Fixed Rate

			(further particulars specified below)

9.	Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100% of their nominal amount

10.	Change of Interest Basis or Redemption/Payment Basis:	Not Applicable

11.	Put/Call Options:	Change of Control Put

Issuer Call

(further particulars specified below)

12.	Date Board approval for issuance of Notes and Guarantee obtained:	27 February 2023 and 14 February 2023, respectively

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.	Fixed Rate Note Provisions	Applicable

	(a) Rate of Interest:	4.250% per annum payable in arrear on each Interest Payment Date

	(b) Interest Payment Date(s):	15 March in each year up to and including the Maturity Date, commencing on 15 March 2024

	(c) Fixed Coupon Amount(s) for Notes in definitive form (and in relation to Notes in global form see Conditions):	€42.50 per Calculation Amount

	(d) Broken Amount(s) for Notes in definitive form (and in relation to Notes in global form see Conditions):	Not Applicable

	(e) Day Count Fraction:	Actual/Actual (ICMA)

	(f) Determination Date(s):	15 March in each year

	(g) Other terms relating to the method of calculating interest for Fixed Rate Notes:	None

14.	Floating Rate Note Provisions	Not Applicable

15.	Zero Coupon Note Provisions	Not Applicable

16.	Index Linked Interest Note	Not Applicable

17.	Dual Currency Interest Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

18.	Notice periods for Condition 7.2:	Minimum period: 30 days

Maximum period: 60 days

19.	Issuer Call:	Applicable

	(a) Optional Redemption Date(s):	Any date from and including the Issue Date to but excluding the Maturity Date

	(b) Optional Redemption Amount and method, if any, of calculation of such amount(s):	From and including the Issue Date to but excluding 15 December 2027: Make-Whole Amount

From and including 15 December 2027 to but excluding the Maturity Date: €1,000 per Calculation Amount

	(i) Redemption Margin:	0.25%

	(ii) Reference Bond:	DBR 0.500% due 15 February 2028 (ISIN: DE0001102440)

	(iii) Quotation Time:	11.00 am (CET)

(c) If redeemable in part:

	(i) Minimum Redemption Amount:	Not Applicable

	(ii) Maximum Redemption Amount:	Not Applicable

	(d) Notice periods:	Minimum period: 15 days

Maximum period: 30 days

20.	Investor Put:	Not Applicable

21.	Change of Control Put:	Applicable

22.	Final Redemption Amount:	€1,000 per Calculation Amount

23.	Early Redemption Amount payable on redemption for taxation reasons, redemption following a Change of Control or on event of default and/or the method of calculating the same (if required):	€1,000 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

24.	Form of Notes:	Registered Notes

Global Note registered in the name of a nominee for a common safekeeper for Euroclear and Clearstream, Luxembourg (that is held under the NSS)

25.	Additional Financial Centre(s):	Not Applicable

26.

Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment.

Not Applicable

27.	Details relating to Instalment Notes:	Not Applicable

28.	Other terms or special conditions:	Not Applicable

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this Pricing Supplement.

Signed on behalf of Autoliv, Inc.:	Signed on behalf of Autoliv ASP, Inc.:

By: /s/ Fredrik Westin	By: /s/ Anthony J. Nellis

Fredrik Westin	Anthony J. Nellis
Duly authorised	Duly authorised Vice President, Legal
General Counsel and Secretary

PART B – OTHER INFORMATION

1.	LISTING

Application has been made by the Issuer (or on its behalf) to The Irish Stock Exchange plc trading as Euronext Dublin (“Euronext Dublin”) for the Notes to be admitted to the official list and to trading on the Global Exchange Market of Euronext Dublin with effect from 15 March 2023.

2.	RATINGS

	Ratings:		The Notes to be issued are expected to be rated BBB by S&P Global Ratings Europe Limited.

3.	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Managers, so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer. The Managers and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform other services for, the Issuer and the Guarantor and their affiliates in the ordinary course of business

4.	USE OF PROCEEDS

Green Bonds - An amount equivalent to the net proceeds from the Notes will be allocated to new or existing Eligible Projects which fall within the following Eligible Categories: Clean Transportation, Renewable Energy, Energy Efficiency or De-carbonization of Operations and Products. Existing projects, being projects financed up to 24 months prior to the date of issuance of the Notes, may be Eligible Projects.

5.	OPERATIONAL INFORMATION

	(i)	ISIN:	XS2598332133

	(ii)	Common Code:	259833213

	(iii)	CFI:	DTFNFR, as updated, as set out on the website of the Association of National Numbering Agencies (ANNA) or alternatively sourced from the responsible National Numbering Agency that assigned the ISIN

	(iv)	FISN:

AUTOLIV, INC./EMTN 20280315, as updated, as set out on the website of the Association of National Numbering Agencies (ANNA) or alternatively sourced from the responsible National Numbering Agency that assigned the ISIN

	(v)	Any clearing system(s) other than Euroclear and Clearstream, Luxembourg and the relevant identification number(s):	Not Applicable

	(vi)	Delivery:	Delivery against payment

	(vii)	Names and addresses of additional Paying Agent(s) (if any):	Not Applicable

	(viii)	Intended to be held in a manner which would allow Eurosystem eligibility:

Yes. Note that the designation “yes” simply means that the Notes are intended upon issue to be deposited with one of the ICSDs as common safekeeper and registered in the name of a nominee of one of the ICSDs acting as common safekeeper and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the ECB being satisfied that Eurosystem eligibility criteria have been met.

6.	DISTRIBUTION

	(i)	Method of distribution:	Syndicated

	(ii)	If syndicated, names of Managers:	Mizuho Securities Europe GmbH Morgan Stanley & Co. International plc Skandinaviska Enskilda Banken AB (publ)

	(iii)	Stabilisation Manager(s) (if any):	Not Applicable

	(iv)	If non-syndicated, name of relevant Dealer:	Not Applicable

	(v)	U.S. Selling Restrictions:	Reg. S Compliance Category 2

	(vi)	Additional selling restrictions:	Not Applicable

	(vii)	Prohibition of Sales to EEA Retail Investors:	Applicable

	(viii)	Prohibition of Sales to UK Retail Investors:	Applicable